Exhibit 99.1

TRxADE Group Reports Annual Revenue Growth of 130% and Year End 2020 Financial Results

Continues Nationwide Expansion of Breakthrough Digital Healthcare Services IT Platform

TAMPA, FL, March 29, 2021 -- Trxade Group, Inc. (NASDAQ: MEDS), a health services IT company focused on digitalizing the retail pharmacy experience by optimizing drug procurement, the prescription journey and patient engagement in the U.S., today announced its financial results for the fourth quarter (Q4) and year ended (FY) December 31, 2020.

Selected Financial Highlights

	Q4		% Increase	FY		% Increase
$ in Millions	2020	2019	(Decrease)	2020	2019	(Decrease)
Revenues	$2.0	$1.7	17.1%	$17.1	$7.4	130.3%
Gross Profit	$0.1	$1.3	(90.0)%	$5.7	$4.9	17.2%
Gross Margin Percentage	6.5%	76.5%	(91.5)%	33.3%	65.5%	(49.1)%
Net Loss	$(2.3)	$(0.5)	(362.0)%	$(2.5)	$(0.3)	(791.6)%
Adjusted EBITDA*	$(1.4)	$0.2	(929.4)%	$0.1	$0.9	(89.7)%

*Adjusted EBITDA is a non-GAAP financial measure and is described in relation to its most directly comparable GAAP measure under “Use of Non-GAAP Financial Information” below.

Fourth Quarter 2020 and Subsequent Operational Highlights

●	Trxade continued to expand the Trxade drug procurement marketplace nationwide, adding 328 new registered members in Q4 2020, bringing the total registered members to approximately 11,800+.
●	Appointed technology entrepreneur and industry thought leader James Ram, to lead the company’s newly launched MedCheks subsidiary, in its efforts to bring a Digital Health Passport to market, allowing the holder to display vaccination and COVID-19 testing status.
●	Trxade’s telehealth subsidiary Bonum Health signed a strategic partnership to provide affordable telemedicine services to the patients of approximately 100 Kinney Drug retail pharmacies in New York and Vermont, and, the more than two million Rx discount card members of Kinney’s sister company, ProAct, Inc., a fully integrated pharmacy benefits manager.
●	Launched Trxade Prime, a revolutionary service offered by the Company’s wholesale division, allowing the registered members on the Trxade platform to process, consolidate and ship orders that are placed directly with Trxade Suppliers.
●	Announced partnership with SingleCare, a free prescription savings service, to supplement Bonum Health’s enterprise telehealth solutions with prescription discounts offered to national, regional and local pharmacies to promote the benefit to uninsured patients and underserved communities.

Management Commentary

“2020 was a milestone year for our company as we continued to innovate, grow and expand. Despite the challenges of a global pandemic, we increased revenues by 130% for the year, a testament to our team’s continued innovation and development of our breakthrough digital healthcare services IT platform. As we continue to scale exciting new affiliated services, such as our telehealth platform or our recently announced digital health passport initiative, we anticipate continued top line growth in the coming year.

“I am particularly pleased to announce the launch of our new subsidiary, MedCheks, which is developing a digital health passport to help facilitate the safe reopening of the global economy. To head this new initiative, we brought on James Ram. Under his lead, the Digital Health Passport is planned to leverage both state-of-the-art encryption and blockchain technology to conceal all private health data, allowing for the secure exchange of data between passport holder and verifier. We are evaluating initial roll-out locations for the pay-per-use model.

“Bonum Health, our telehealth subsidiary, made significant strides in the fourth quarter to more rapidly propel adoption nationwide. We signed an exciting partnership with KPH Healthcare services, bringing affordable healthcare to the patients of approximately 100 Kinney Drug retail pharmacies on the East Coast.

“Throughout the year, we have continued to drive our business forward, achieving several key milestones in our internal roadmap with a focus on innovation and development through our various complementary growth opportunities. This is an exciting time for Trxade, and I believe we are better positioned to create sustainable value for our shareholders than at any prior time in the Company’s history,” concluded Mr. Ajjarapu, the Company’s Chairman and Chief Executive Officer.

Fourth Quarter 2020 Financial Summary

●	Revenues for the fourth quarter of 2020, increased 17.1% to $2 million, compared to revenue of $1.7 million in the same quarter last year. The increase in revenue was primarily due to revenue generated by the Trxade Platform and Trxade Prime.
●	Gross profit in the fourth quarter of 2020, decreased 90.0% to $0.1 million, or 6.5% of revenues, compared to gross profit of $1.3 million, or 76.5% of revenues, in the same quarter last year. The decrease in gross profit was primarily attributable to higher costs associated with Trxade Prime transactions and a write down of inventory.
●	Operating expenses in the fourth quarter of 2020 were $2.4 million, compared to $1.6 million in the same quarter last year. This increase is primarily due to the Loss on Impairment of Goodwill of $726,000 and an increase in employees with our expansion into Business to Consumer (B2C) sales.

●	Net loss in the fourth quarter of 2020 was $2.3 million, or $0.29 per basic and diluted share outstanding, as a result of the Loss on Impairment of Goodwill and a $1,081,000 inventory write down, compared to a net loss of $0.5 million, or $0.04 per basic and diluted share outstanding, in the same quarter last year.
●	Adjusted EBITDA, a non-GAAP financial measure, decreased to ($1.4) million for the fourth quarter of 2020, compared to $0.2 million in the same quarter last year.

Fiscal Year Ended December 31, 2020 Summary

●	Revenues for the year ended December 31, 2020, increased 130.3% to $17.1 million, compared to revenue of $7.4 million in the previous year. The increase in revenue was due to revenue generated by Trxade Platform, Trxade Prime and Integra Pharma Solutions, our wholly-owned subsidiary, which revenue increase mainly related to Personal Protective Equipment (PPE) sales relating to the COVID-19 pandemic.
●	Gross profit for 2020 increased 17.2% to $5.7 million, or 33.3% of revenues, compared to gross profit of $4.8 million, or 65.5% of revenues, in the same period last year. The increase in gross profit was attributable to higher costs associated with Trxade Prime and Integra Pharma transactions.
●	Operating expenses for the full year 2020 were $8.2 million, compared to $4.7 million in the last year. This increase is due to the Loss on Impairment of Goodwill, an increase in employees with our expansion into Business to Consumer (B2C) sales, IT initiatives, and non-cash compensation.
●	Net loss for the year ended December 31, 2020, was ($2.5) million, or ($0.33) per basic and diluted share outstanding, compared to net loss of ($0.3) million, or ($0.05) per basic and diluted share outstanding, in the last year.
●	Adjusted EBITDA, a non-GAAP financial measure, was $0.1 million, compared to $0.85 million for the year ended 2020 and 2019, respectively.
●	Cash and cash equivalents were $5.9 million as of December 31, 2020, compared with $2.9 million as of December 31, 2019.

Conference Call and Webcast

Management will host a conference call on Monday, March 29, 2021 at 5:00 p.m. Eastern time to discuss Trxade Group’s fourth quarter and fiscal year 2020 financial results. The call will conclude with Q&A from participants. To participate, please use the following information:

Q4 and Fiscal Year 2020 Conference Call and Webcast

Date: Monday, March 29, 2021

Time: 5:00 p.m. Eastern time

U.S. Dial-in: 1-877-425-9470

International Dial-in: 1-201-389-0878

Conference ID: 13716956

Webcast: http://public.viavid.com/index.php?id=143721

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through April 29, 2021. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally and enter replay pin number 13716956. A webcast will also be available for 30 days on the IR section of the Trxade Group website or by clicking the webcast link above.

About Trxade Group, Inc.

Trxade Group (NASDAQ: MEDS) is a health services IT company focused on digitalizing the retail pharmacy experience by optimizing drug procurement, the prescription journey and patient engagement in the U.S. The Company operates the TRxADE drug procurement marketplace serving a total of 11,800+ members nationwide, fostering price transparency and under the Bonum Health brand, offering patient centric telehealth services. For more information on Trxade Group, please visit the Company’s IR website at investors.trxadegroup.com.

Use of Non-GAAP Financial Information

This earnings release discusses EBITDA and Adjusted EBITDA. These measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before stock-based compensation expense and gain (loss) in equity investment. EBITDA and Adjusted EBITDA are presented because we believe they provide additional useful information to investors due to the various noncash items during the period. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments; EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments. Although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Additionally, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than Trxade Group, Inc. does, limiting its usefulness as a comparative measure. See also “Reconciliation of Net Income attributable to Trxade Group, Inc., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA”, below.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of Trxade’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Trxade, its divisions and concepts to be materially different than those expressed or implied in such statements. These risks include risks of our operations not being profitable; claims relating to alleged violations of intellectual property rights of others; technical problems with our websites; risks relating to implementing our acquisition strategies; our ability to manage our growth; negative effects on our operations associated with the opioid pain medication health crisis; regulatory and licensing requirement risks; risks related to changes in the U.S. healthcare environment; the status of our information systems, facilities and distribution networks; risks associated with the operations of our more established competitors; regulatory changes; healthcare fraud; COVID-19, governmental responses thereto, economic downturns and possible recessions caused thereby; changes in laws or regulations relating to our operations; privacy laws; system errors; dependence on current management; our growth strategy; and others that are included from time to time in filings made by Trxade with the Securities and Exchange Commission, including, but not limited to, in the “Risk Factors” sections in its Form 10-Ks and Form 10-Qs and in its Form 8-Ks, which it has filed, and files from time to time, with the U.S. Securities and Exchange Commission. These reports are available at www.sec.gov. Other unknown or unpredictable factors also could have material adverse effects on Trxade’s future results and/or could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. Trxade cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Investor Relations:

Lucas Zimmerman

Senior Vice President

MZ Group - MZ North America

(949) 259-4987

MEDS@mzgroup.us

www.mzgroup.us

Trxade Group, Inc.

Consolidated Balance Sheets

December 31, 2020 and 2019

	December 31, 2020	December 31, 2019
Assets
Current Assets
Cash	$5,919,578	$2,871,694
Accounts Receivable, net	805,043	792,050
Inventory	1,257,754	56,761
Prepaid Assets	151,248	82,452
Other Receivables	1,087,675	-
Total Current Assets	9,221,298	3,802,957

Property Plant and Equipment, Net	162,397	174,987

Other Assets
Deposits	21,636	21,636
Deferred offering costs	-	88,231
Right of use leased assets	387,371	757,710
Goodwill	-	725,973

Total Assets	$9,792,702	$5,571,494

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts Payable	$256,829	$334,614
Accrued Liabilities	219,256	98,852
Current Portion – Operating Lease Liabilities	131,153	87,350
Customer Deposits	10,000	-
Notes Payable – Related Party	225,000	-
Total Current Liabilities	842,238	520,816

Long Term Liabilities
Notes Payable – Related Party	-	225,000
Operating Lease Liabilities, net of current portion	271,306	685,461
Total Liabilities	1,113,544	1,431,277

Stockholders’ Equity
Series A Preferred Stock, $0.00001 par value; 10,000,000 shares authorized; none issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	-	-
Common Stock, $0.00001 par value; 100,000,000 shares authorized; 8,093,199 and 6,539,415 shares issued and outstanding as of December 31, 2020 and 2019, respectively	81	65
Additional Paid-in Capital	19,610,631	12,535,655
Retained Deficit	(10,931,554)	(8,395,503)
Total Stockholders’ Equity	8,679,158	4,140,217

Total Liabilities and Stockholders’ Equity	$9,792,702	$5,571,494

Trxade Group, Inc.

Consolidated Statements of Operations

Years Ended December 31, 2020 and 2019

	2020	2019
Revenues, net	$17,122,520	$7,436,264
Cost of Sales	11,415,198	2,565,500
Gross Profit	5,707,322	4,870,764

Operating Expenses
Loss on write-off of software asset	-	368,520
Loss on Impairment of Goodwill	725,973	-
General and Administrative	7,488,011	4,377,020
Total Operating Expenses	8,213,984	4,745,540

Operating Income (Loss)	(2,506,662)	125,224

Other Income	-	72,075
Investment Loss	-	(250,000)
Loss on Extinguishment of Debt	-	(178,500)
Interest Expense	(29,389)	(53,227)
Net Loss	$(2,536,051)	$(284,428)

Net Loss per Common Share – Basic and Diluted	$(0.33)	$(0.05)

Weighted average Common Shares Outstanding Basic and Diluted	7,705,620	5,929,092

Trxade Group, Inc.

Consolidated Statements of Cash Flows

Years ended December 31, 2020 and 2019

	2020	2019
Operating Activities:
Net loss	$(2,536,051)	$(284,428)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation Expense	5,500	5,000
Options Expense	448,404	176,376
Warrant Expense	56,885	105,452
Common Stock Issued for Services	1,357,759	-
Bad Debt Expense	10,539	11,500
Loss on extinguishment of debt	-	178,500
Investment Loss	-	250,000
Loss on write off of software asset	-	277,500
Loss on Impairment of Goodwill	725,973	-
Loss on write-down of Inventory	1,218,020	-
Amortization of Right-of-Use Asset	97,020	89,731
Changes in operating assets and liabilities:
Accounts Receivable	(23,532)	(369,923)
Prepaid Assets and Other Current Assets	(68,796)	475
Other Assets	-	(89,336)
Inventory	(2,419,013)	23,205
Other Receivables	(1,087,675)	-
Lease Liability	(97,033)	(74,630)
Accounts Payable	(33,190)	(148,659)
Accrued Liabilities and Other Liabilities	120,404	(8,988)
Customer Deposits	10,000	-
Net Cash provided by (used in) operating activities	(2,214,786)	141,775

Investing Activities:
Purchase of Fixed Assets	(37,505)	(82,252)
Purchase of Equity Method Investment	-	(250,000)
Net Cash Used in Investing Activities	(37,505)	(332,252)

Financing Activities:
Repayments of Short-Term Convertible Debt – Related Parties	-	(262,552)
Payment of Stock Issuance Costs	(732,356)	-
Proceeds from Exercise of Warrants	37,606	166
Proceeds from Exercise of Stock Options	501	-
Proceeds from Issuance of Common Stock	5,994,424	2,455,000
Net Cash provided by financing activities	5,300,175	2,192,614

Net increase in Cash	3,047,884	2,002,137
Cash at Beginning of the Year	2,871,694	869,557
Cash at End of the Year	$5,919,578	$2,871,694

Supplemental Cash Flow Information
Cash Paid for Interest	$29,442	$98,461
Cash Paid for Income Taxes	$-	$-

Non-Cash Transactions
Recognition of ROU assets and operating lease obligations	$-	$847,441
Purchase of Fixed Assets recorded in Accounts Payable	$-	$82,729
Common Stock Issued for Conversion of Note and Accrued Interest	$-	$386,983
Remeasurement of ROU Assets and Lease Liability for Nonrenewal of Lease	$273,319	$-

Reconciliation of Net Income (Loss) attributable to Trxade Group, Inc., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA*

	For the three months ended December 31,		Fiscal Year ended December 31,
	2020	2019	2020	2019
Net Income (Loss) attributable to Trxade Group, Inc.	$(2,312,162)	$(495,203)	$(2,536,051)	$(284,428)
Add (deduct):
Interest, net	6,725	6,410	29,389	53,227
Depreciation and amortization	1,750	1,250	5,500	5,000
EBITDA	(2,303,687)	(487,543)	(2,501,162)	(226,201)
Add (deduct):
Share in Equity losses on Investment	-	-	-	250,000
Loss on write-off of software asset	-	368,520	-	368,520
Loss on extinguishment of debt	-	178,500	-	178,500
Loss on impairment of Goodwill	725,973	-	725,973	-
Stock-based compensation	162,877	113,871	1,863,048	281,828
Adjusted EBITDA *	$(1,414,837)	$178,348	$87,859	$852,647

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.